UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2017 (January 7, 2017)

VCA Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16783	95-4097995
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

12401 West Olympic Boulevard

Los Angeles, California 90064

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 310-571-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On January 7, 2017, VCA Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MMI Holdings, Inc., a Delaware corporation (“Acquiror”), Venice Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“Venice Merger Sub”), and, solely for purposes of Section 9.15 of the Merger Agreement, Mars, Incorporated, a Delaware corporation (“Mars”).

The Merger Agreement provides, among other things, that, subject to the terms and conditions set forth therein, at the effective time of the Merger (the “Effective Time”), (1) Venice Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and wholly owned subsidiary of Acquiror, and (2) each share of common stock, par value $0.001 per share (“Common Stock”), of the Company issued outstanding immediately prior to the Effective Time (other than shares owned by the Company, any of the Company’s subsidiaries, Mars, Acquiror or Venice Merger Sub, or by stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be cancelled and automatically converted into the right to receive $93.00 in cash, without interest (the “Merger Consideration”).

Pursuant to the Merger Agreement, as of the Effective Time, (1) each option to purchase shares of the Company’s Common Stock (each, a “Company Option”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock set forth in such Company Option, (2) each award of restricted stock units outstanding immediately prior to the Effective Time (whether subject to service-based or performance-based vesting or delivery requirements) shall fully vest as to the number of shares of Common Stock issuable pursuant to such restricted stock unit (including, with respect to performance-based restricted stock units, upon attainment of any target level of performance applicable to such restricted stock unit) and become free of any vesting, forfeiture or other restriction and shall entitle the holder thereof to receive an amount in cash equal to the product of (i) the number of shares of Common Stock issuable pursuant to such restricted stock unit and (ii) the Merger Consideration, and (3) each share of the Company’s restricted stock outstanding immediately prior to the Effective Time shall vest and become free of any vesting, forfeiture or other restrictions and shall entitle the holder thereof to receive an amount in cash equal to the Merger Consideration; provided, however, that the restricted stock shares that were granted in 2016 and that do not vest by their terms on or prior to December 31, 2017 or, if later, the Effective Time (the “Unvested Proceeds”) will vest and be paid to such holder, together with an additional amount equal to the Unvested Proceeds, on the first anniversary of the date of Closing (the “Closing Date”) if such holder satisfied the vesting conditions for the underlying award (determined as if the vesting date was no earlier than the first anniversary of the Closing Date); provided, further, that any such holder who is employed as of the Closing Date, whose employment to the Company or any of its subsidiaries terminates as a result of his or her death prior to the first anniversary of the Closing Date will be treated as having satisfied the vesting conditions for the underlying award and such holder’s surviving spouse or designated beneficiary will be entitled to payment of the Unvested Proceeds, together with an additional amount equal to the Unvested Proceeds, no later than the first regularly scheduled payroll date that is at least three business days after the Company receives satisfactory proof of the holder’s death.

The Board of Directors of the Company (the “Board”) has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

The closing of the Merger (the “Closing”) is subject to the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock of the Company (the “Company Stockholder Approval”). The closing of the Merger is also subject to other customary conditions, including (1) the absence of any order or law that prohibits, enjoins or makes illegal the consummation of the Merger, (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended, and receipt of all other clearances or approvals under other applicable antitrust laws, (3) the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality and material adverse effect qualifications) and compliance with the covenants and agreements in the Merger Agreement in all material respects by the parties to the Merger Agreement, and (4) in the case of Acquiror and Venice Merger Sub, the absence of a material adverse effect relating to the Company.

The closing of the Merger is not subject to a financing condition. Acquiror and Venice Merger Sub represented to the Company in the Merger Agreement that they will have sufficient funds at the closing of the Merger to pay all cash amounts required to be paid by Acquiror and Venice Merger Sub under, or in connection with, the Merger Agreement, including to fund the aggregate Merger Consideration. Pursuant to the terms of the Merger Agreement, Mars has provided a limited guarantee of the covenants, agreements and other obligations of Acquiror and Venice Merger Sub (including the obligation to fund the aggregate Merger Consideration).

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (1) to conduct its business in the ordinary course and consistent with past practice during the period between the execution of the Merger Agreement and the closing of the Merger, (2) not to engage in specified types of transactions (subject to specified exceptions) during this period unless agreed to in writing by Acquiror, (3) to convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval and (4) subject to certain exceptions, not to change, qualify, withhold, withdraw or modify in a manner adverse to Acquiror the recommendation of the Board that the Company’s stockholders adopt the Merger Agreement.

The Merger Agreement also requires the Company to abide by customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties or to provide non-public information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals.

Each of the Company, Acquiror and Venice Merger Sub has agreed to use their respective reasonable best efforts to take all necessary action to (1) submit all notifications and obtain all clearances, consents, approvals, orders or authorizations of any governmental entity under applicable antitrust laws, necessary for the Closing, (2) provide to any governmental entity information requested by such entity in connection with the Merger Agreement and (3) contest and defend any objections that may be asserted by any governmental entity to avoid entry of an order that would prevent the Closing.

The Merger Agreement contains certain termination rights, including the right of the Company to terminate the Merger Agreement to accept a superior acquisition proposal from a third party, and provides that, upon termination of the Merger Agreement by the Company or Acquiror under certain circumstances (including, among other circumstances, a change of the Board’s recommendation to stockholders in favor of the Merger), a termination fee of $275,000,000 will be payable by the Company.

Each of the Company and Acquiror will be permitted to terminate the Merger Agreement if the closing conditions set forth therein have not been satisfied as of October 6, 2017 (the “Outside Date”). However, such Outside Date may be extended by either party to January 5, 2018, and may be further extended by Acquiror to April 6, 2018, in each case, if all closing conditions (other than the closing conditions that (x) all clearances and approvals under applicable antitrust laws have been received and (y) there be no order by any governmental authority, or pending litigation by any governmental authority seeking an order, to prohibit, enjoin or make illegal the Merger under applicable antitrust laws) have been satisfied prior to the Outside Date (as extended, if applicable); provided, that the closing condition that there be no pending litigation by any governmental authority seeking an order to prohibit, enjoin or make illegal the Merger under applicable antitrust laws will be deemed to have been satisfied 10 business days prior to the Outside Date (as extended, if applicable).

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Merger Agreement has been included as an exhibit to this Current Report on Form 8-K to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Indemnification Agreement

On January 7, 2017, the Board approved a form of indemnification agreement (the “Indemnification Agreement”) and authorized the Company to enter into the Indemnification Agreement with each of its directors and certain of its executive officers (each, an “Indemnitee”).

The Indemnification Agreement clarifies and supplements the indemnification rights and obligations of the Indemnitee and Company already included in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (as defined below). Under the terms of the Indemnification Agreement, the Company, among other things, will indemnify each director and officer for certain losses or expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding (other than certain proceedings against the Company or securities laws claims), including any action by or in the Company’s right, arising out of the person’s services as the Company’s director or officer or any other company or enterprise, including the Company’s subsidiaries, to which the person provides services at the Company’s request.

The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Indemnification Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of January 7, 2017, the Company entered into Indemnification Agreements, which replace the indemnification agreements that were previously in effect, with the following executive officers: Robert L. Antin, Arthur J. Antin, Tomas W. Fuller, Neil Tauber, Doug Drew and Josh Drake. A description of the form of Indemnification Agreement has been provided above in Item 1.01 “Entry Into Material Definitive Agreement” of this Current Report on Form 8-K.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 7, 2017, the Board, having determined that it was in the best interests of the Company and its stockholders to amend and restate the bylaws of the Company (the “Bylaws”), by resolution authorized, approved and adopted amended and restated Bylaws, which became effective on January 7, 2017 (the “Amended and Restated Bylaws”).

The Amended and Restated Bylaws, in addition to incorporating the two previously adopted amendments to the Company’s Third Amended and Restated Bylaws, provide that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim for, or based on, a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Company to the Company or the Company’s stockholders, including a claim alleging the aiding and abetting of such a breach of a fiduciary duty, (3) any action asserting a claim against the Company or any current or former director or officer or other employee of the Company arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or the Company’s Amended and Restated Certificate of Incorporation or Bylaws, (4) any action asserting a claim related to, or involving, the Company that is governed by the internal affairs doctrine, or (5) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware), in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

The foregoing is a summary of the Amended and Restated Bylaws, and such summary is qualified in its entirety by the full text of the Amended and Restated Bylaws, which are filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

The form of Indemnification Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K replaces the form of Indemnification Agreement filed as Exhibit 10.13 to the Company’s registration statement on Form S-1 filed on August 1, 2001.

Voting Agreement

In connection with the execution of the Merger Agreement, Acquiror has entered into a voting agreement (the “Voting Agreement”) with each of Robert L. Antin and Arthur J. Antin. The Voting Agreement provides that the signatories thereto will generally vote their shares in favor of the adoption of the Merger Agreement and against any alternative proposal. The Voting Agreement terminates upon the earliest to occur of the termination of the Merger Agreement, the mutual written consent of the parties thereto and the receipt of the Company Stockholder Approval. The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Voting Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward Looking Statements

This report contains forward-looking statements within the meaning of the securities laws with respect to the proposed transaction between the Company, Mars and certain subsidiaries of Mars. We have included herein statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We generally identify forward-looking statements in this report using words like “believe,” “intend,” “expect,” “estimate,” “may,” “plan,” “should,” “could,” “forecast,” “looking ahead,” “possible,” “will,” “project,” “contemplate,” “anticipate,” “predict,” “potential,” “continue,” or similar expressions. You may find some of these statements below and elsewhere in this report. These forward-looking statements are not historical facts and are inherently uncertain and outside of our control. Any or all of our forward-looking statements in this report may turn out to be incorrect. They can be affected by inaccurate assumptions we might make, or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this report will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. Many factors could cause actual future events to differ materially from the forward-looking statements in this report, including but not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the common stock of the Company; (ii) the failure to satisfy or obtain waivers of the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by the stockholders of the Company and the receipt of certain governmental and regulatory approvals; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (iv) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (v) risks that the proposed transaction disrupts current plans and operations of the Company, including the risk of adverse reactions or changes to business relationships with customers, suppliers and other business partners of the Company; (vi) potential difficulties in the hiring or retention of employees of the Company as a result of the proposed transaction; (vii) risks related to diverting management’s attention from the Company’s ongoing business operations; (viii) potential litigation relating to the merger agreement or the proposed transaction; (ix) unexpected costs, charges or expenses resulting from the proposed transaction, (x) competitive responses to the proposed transaction; and (xi) legislative, regulatory and economic developments.

The foregoing list of factors is not exclusive. Additional risks and uncertainties that could affect the Company’s financial and operating results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2016, and the Company’s more recent reports filed with the SEC. The Company can give no assurance that the conditions to the proposed transaction will be satisfied, or that it will close within the anticipated time period. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which statements were made. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This report is being made in respect of the proposed transaction between the Company, Mars and certain subsidiaries of Mars. In connection with the proposed transaction, the Company will file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. The Company also plans to file with the SEC other documents regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO CAREFULLY READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) IN THEIR ENTIRETY AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. When completed, a definitive proxy statement and form of proxy will be mailed to the stockholders of the Company. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or through the investor relations section of the Company’s website (http://investor.vca.com).

Participants in Solicitation

This report does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. The Company and its directors, executive officers and certain employees may be deemed to be participants in the solicitations of proxies from the Company’s stockholders with respect to the meeting of stockholders that will be held to consider the proposed transaction. Information about the persons who may, under the SEC rules, be considered to be participants in the solicitation of stockholders of the Company in connection with the proposed transaction, is set forth in the proxy statement for the Company’s 2016 Annual Meeting of Stockholders filed with the SEC on March 4, 2016. Stockholders may obtain additional information regarding the direct and indirect interests of any such persons who may, under the SEC rules, be considered to be participants in the solicitation of stockholders of the Company in connection with the proposed transaction, including the interests of the Company’s directors and executive officers in the proposed transaction, which may be different than those of the stockholders of the Company generally, by reading the proxy statement and other relevant documents regarding the proposed transaction when they become available, which the Company will file with the SEC. Copies of these documents (when they become available) may be obtained free of charge as described in the preceding paragraph.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit

2.1	Agreement and Plan of Merger, dated as of January 7, 2017, by and among VCA Inc., MMI Holdings, Inc., Mars, Incorporated, and Venice Merger Sub Inc.†

3.1	Fourth Amended and Restated Bylaws of VCA Inc.

10.1	Form of Indemnification Agreement

99.1	Form of Voting Agreement

†	The schedules and exhibits to the Merger Agreement (identified therein) have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules or exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VCA INC.

By:	/s/ Tomas W. Fuller
Name:	Tomas W. Fuller
Title:	Chief Financial Officer, Vice President, and Secretary

Date: January 9, 2017

EXHIBIT INDEX

Exhibit No.	Exhibit

2.1	Agreement and Plan of Merger, dated as of January 7, 2017, by and among VCA Inc., MMI Holdings, Inc., Mars, Incorporated, and Venice Merger Sub Inc. †

3.1	Fourth Amended and Restated Bylaws of VCA Inc.

10.1	Form of Indemnification Agreement

99.1	Form of Voting Agreement

†	The schedules and exhibits to the Merger Agreement (identified therein) have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules or exhibits upon request by the SEC.